KIRKPATRICK & LOCKHART LLP
                                 1800 M Street, N.W.
                               Washington, D.C.  20036
                                    (202) 778-9155


     ROBERT J. ZUTZ
     (202) 778-9059

                                  November 17, 1995



     Heritage Cash Trust
     880 Carillon Parkway
     St. Petersburg, Florida  33716

     Gentlemen:

              Heritage Cash Trust (the "Trust") is a trust organized under the laws of the Commonwealth of Massachusetts. We understand that the Trust is about to file Post-Effective Amendment No. 13 to its Registration Statement on Form N-1A for the purpose of registering additional of its shares of beneficial interest under the Securities Act of 1933, as amended ("1933 Act"), pursuant to Section 24(e)(1) of the Investment Company Act of 1940, as amended ("1940 Act").

              We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of its Agreement and Declaration of Trust and By-Laws, as now in effect, the minutes of meetings of its Trustees and other documents relating to its organization and operation, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the shares of beneficial interest of the Trust currently being registered pursuant to Section 24(e)(1) as reflected in Post-Effective Amendment No. 13 may be sold in accordance with the Trust's Declaration of Trust and By-Laws and subject to compliance with the 1933 Act, the 1940 Act and applicable state laws regulating the offer and sale of securities and, when so sold, will be legally issued, fully paid and nonassessable.

              The  Trust  is  an  entity  of   the  type  commonly  known  as  a
     "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that creditors of, contractors with and claimants against the Trust shall look only to the assets of the Trust for payment. It also requires that notice of such disclaimer be give in each contract or instrument made or issued by the officers or the Trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for indemnification from Trust assets for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of Shares of the Trust; and (ii) for the Trust to assume the defense of any claim against
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     Heritage Cash Trust
     November 17, 1995
     Page 2


     the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

              We hereby consent to this opinion accompanying Post-Effective Amendment No. 13 which you are about to file with the Securities and Exchange Commission.


                                                        Very truly yours,

                                       KIRKPATRICK & LOCKHART LLP



                                       By  /s/ Robert J. Zutz
                                           -----------------------
                                           Robert J. Zutz
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